UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2012

Commission file number 1-7436

HSBC USA INC.

(Exact name of registrant as specified in its charter)

Maryland	13-2764867
(State of incorporation)	(IRS Employer Identification Number)

452 Fifth Avenue
New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 525-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 1, 2012, HSBC Holdings plc, through its wholly owned subsidiaries, HSBC Finance Corporation, HSBC USA Inc. (the “Company”), HSBC Technology & Services (USA) Inc. and other wholly owned affiliates, completed the previously-announced disposition of its Card and Retail Services business to Capital One Financial Corporation (“Capital One”) pursuant to the Purchase and Assumption Agreement, dated August 10, 2011 (the “Purchase Agreement”), among HSBC Finance Corporation, HSBC USA Inc., HSBC Technology and Services (USA) Inc. and Capital One Financial Corporation.  The total final cash consideration received from Capital One expected to be allocated to the Company based on April 30, 2012 balances is approximately $19.2 billion, which will not result in the recognition of a gain or loss upon completion of the sale as the receivables were recorded at fair value. These proceeds were invested in short-term investments to be used in future periods to finance the assumption of deposit liabilities associated with our upcoming branch sale as well as for general corporate purposes, including our strategy to grow the commercial banking business.

The foregoing description of the Purchase Agreement and the disposition is qualified in its entirety by reference to the actual terms of the Purchase Agreement, which is included as Exhibit 2.1 hereto and is incorporated herein by reference.  The Purchase Agreement is described more fully in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2011, which description is also incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1                                 Purchase and Assumption Agreement, dated August 10, 2011, among HSBC Finance Corporation, HSBC USA Inc., HSBC Technology and Services (USA) Inc. and Capital One Financial Corporation (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed August 12, 2011)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSBC USA INC. (Registrant)

By:	/s/ MICK FORDE
Mick Forde
Senior Vice President and Deputy General Counsel

Dated:  May 7, 2012

Exhibit Index

Exhibit No.	Description

2.1

Purchase and Assumption Agreement, dated August 10, 2011, among HSBC Finance Corporation, HSBC USA Inc., HSBC Technology and Services (USA) Inc. and Capital One Financial Corporation (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed August 12, 2011)